Kewaunee Scientific Reports
Results for First Quarter of Fiscal Year 2023

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. September 8, 2022 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its first quarter ended July 31, 2022.

Fiscal Year 2023 First Quarter Results:

Sales during the first quarter of fiscal year 2023 were $50,123,000, an increase of 26.9% compared to sales of $39,493,000 from the prior year first quarter. Pre-tax loss for the quarter was $340,000 compared to a pre-tax loss of $1,056,000 for the prior year period. Kewaunee recorded a net loss of $747,000 compared to net loss of $1,345,000 for the prior year period. Margins for the current quarter were negatively impacted as the Company worked to deliver a large portion of the remaining direct orders in its order backlog. Nearly 25% of the current period's domestic segment revenue was for direct orders that, in aggregate, were delivered at a loss for the Company. Most of these projects were tied to contracts that were executed prior to the broad-based inflation experienced last fiscal year. EBITDA1 for the quarter was $275,000 compared to ($342,000) for the prior year period. Diluted loss per share was ($0.27), as compared to diluted loss per share of ($0.48) in the prior year first quarter.

The Company’s order backlog was $174.0 million on July 31, 2022, increasing from $120.6 million on July 31, 2021, and $173.9 million on April 30, 2022. This is the fourth time in the last five quarters that the Company has recorded a record order backlog.

Domestic Segment - Domestic sales for the quarter were $37,468,000, an increase of 26.3% from sales of $29,663,000 in the prior year period. The increase in sales was predominantly from higher input costs being rolled into product pricing. Domestic segment net income was $98,000 compared to net loss of $209,000 in the prior year period. Domestic segment EBITDA was $711,000 compared to $399,000 for the prior year period.

International Segment - International sales for the quarter were $12,655,000, an increase of 28.7% from sales of $9,830,000 in the prior year period due to the commencement of delivery of large projects booked in the prior fiscal year. International segment net income was $687,000 compared to $375,000 in the prior year period. International segment EBITDA was $1,051,000 compared to $647,000 for the prior year period.

Corporate Segment – Corporate segment pre-tax net loss was $1,532,000 for the quarter, as compared to $1,511,000 in the prior year period. Corporate segment EBITDA for the quarter was ($1,487,000) compared to corporate segment EBITDA of ($1,388,000) for the prior year period.
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

The primary driver of the change in EBITDA was higher pension expense due to the change in the underlying asset valuation for the Company's frozen pension plan.

Total cash on hand on July 31, 2022 was $21,534,000, as compared to $6,894,000 on April 30, 2022. The increase in cash was primarily from proceeds of the sale-leaseback financing transaction that was recorded as a note receivable on April 30, 2022 and advanced billings received for several large international projects. Working capital was $48,266,000, as compared to $25,709,000 at the end of the first quarter last year and $49,272,000 on April 30, 2022. The Company had no short-term debt as of July 31, 2022, as compared to $1,588,000 on April 30, 2022. Long-term debt was $29,505,000 on July 31, 2022 as compared to $29,704,000 on April 30, 2022. The Company’s debt-to-equity ratio on July 31, 2022 was 1.09-to-1, as compared to 1.07-to-1 on April 30, 2022.

"As we announced last year, we made the strategic decision to stop direct sales in markets where the Company historically had done so, assigning these territories to two of our dealers," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "During the first quarter we delivered a large portion of our remaining direct order backlog. Many of these contracts were signed prior to the broad-based inflation experienced last year and were delivered at a loss. While we will continue to deliver the remainder of the direct order backlog over the course of the year, the financial impact is expected to diminish relative to the current quarter as the mix will continue to shift away from direct orders."

"In the last quarter we improved the attractiveness of our backlog in two ways. First, the backlog remained at record levels. Second, our backlog margin improved as we continued to replace the low margin direct sales orders with higher margin product sales. It is our expectation that this dynamic will lead to margin expansion as we move through the fiscal year."

"While economic uncertainty exists, from continued broad-based inflation to concern about a possible pending recession, I am optimistic about the future based on the strength of our order backlog and the continued high level of activity in the marketplace."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended July 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(209)	$375	$(1,511)	$(1,345)
Add/(Less):
Interest Expense	—	1	105	106
Interest Income	—	(46)	(1)	(47)
Income Taxes	—	251	—	251
Depreciation and Amortization	608	66	19	693
EBITDA	$399	$647	$(1,388)	$(342)

Quarter Ended July 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$98	$687	$(1,532)	$(747)
Add/(Less):
Interest Expense	—	31	353	384
Interest Income	—	(110)	(356)	(466)
Income Taxes	—	379	—	379
Depreciation and Amortization	613	64	48	725
EBITDA	$711	$1,051	$(1,487)	$275

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; and the ultimate impact on the Company of the cyber attack suffered on November 5, 2021. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended July 31,
	2022	2021
Net sales	$50,123	$39,493
Cost of products sold	43,927	33,819
Gross profit	6,196	5,674
Operating expenses	6,592	6,765
Operating loss	(396)	(1,091)
Pension (expense) income	(27)	89
Other income, net	467	52
Interest expense	(384)	(106)
Loss before income taxes	(340)	(1,056)
Income tax expense	379	251
Net loss	(719)	(1,307)
Less: Net earnings attributable to the non-controlling interest	28	38
Net loss attributable to Kewaunee Scientific Corporation	$(747)	$(1,345)

Net loss per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$(0.27)	$(0.48)
Diluted	$(0.27)	$(0.48)
Weighted average number of common shares outstanding
Basic	2,807	2,777
Diluted	2,807	2,777

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	July 31, 2022	April 30, 2022
	(Unaudited)
Assets
Cash and cash equivalents	$14,360	$4,433
Restricted cash	7,174	2,461
Receivables, less allowances	40,714	41,254
Inventories	25,100	23,796
Note Receivable	—	13,457
Prepaid expenses and other current assets	10,435	6,164
Total Current Assets	97,783	91,565
Net Property, Plant and Equipment	14,786	15,121
Right of use assets	8,955	7,573
Other assets	4,119	4,514
Total Assets	$125,643	$118,773

Liabilities and Stockholders' Equity
Short-term borrowings	$—	$1,588
Current portion of lease obligations	1,757	1,445
Current portion of financing liability	591	575
Accounts payable	25,042	27,316
Other Current Liabilities	22,127	11,369
Total Current Liabilities	49,517	42,293
Long-term portion of lease obligations	7,366	6,407
Long-term portion of financing liability	28,618	28,775
Other non-current liabilities	4,959	5,118
Total Liabilities	90,460	82,593
Kewaunee Scientific Corporation Equity	34,686	35,694
Non-controlling interest	497	486
Total Stockholders' Equity	35,183	36,180
Total Liabilities and Stockholders' Equity	$125,643	$118,773